CONSULTANT AGREEMENT

This Consultant Agreement ("Agreement") is made by and between Molina Healthcare, Inc. ("Client") and Jonchra Associates LLC and Wayne Lowell as its President ("Consultant") on the following terms and conditions:

I. CONSULTANT RESPONSIBILITIES

1. Job Assignment/Services. During the term of this Agreement, Consultant shall provide the services set forth in Attachment A, which is appended hereto and incorporated herein by this reference.

2. Scheduled Services. Consultant shall provide services at such times as are requested and agreeable to Client.

3. Business Reports. Consultant shall provide Client with written status reports upon request. Consultant shall report directly to Client's CEO or his designee, and will submit all written findings, reports, and recommendations to Client's CEO or his designee.

4. Consultant's Status. Consultant is an independent contractor to Client, not an employee. Accordingly, Consultant shall have no claim under this Agreement for vacation or sick leave, retirement benefits, Social Security, Workers' Compensation benefits, disability or unemployment insurance benefits, or employee benefits of any kind.

II. CLIENT RESPONSIBILITIES

Client shall inform appropriate Client personnel of Consultant's engagement so as to facilitate their cooperation with and prompt response to requests for information from Consultant and shall provide Consultant with necessary relevant information when requested and appropriate.

III. REIMBURSEMENT
    Fees. Client agrees to compensate Consultant on the fee basis set forth in Attachment A.
    Expenses. Consultant's expenses shall be compensated as set forth in Attachment A.
    Billing and Payment. Consultant will submit a detailed invoice reflecting specific hours worked and any associated business expenses on the last day of the month for services rendered. Client agrees to reimburse Consultant for these services within thirty (30) days of receipt of invoice.

IV. TERM OF AGREEMENT

This Agreement shall be effective as of April 1, 2002 and shall continue until August 31, 2002, unless the Agreement is earlier terminated as hereinafter provided. After August 31, 2002, this Agreement shall continue month to month unless terminated as hereinafter provided.

V. TERMINATION OF AGREEMENT

1. Without Cause. Client may terminate this Agreement without cause at any time by giving thirty (30) days prior written notice to Consultant.

2. For Cause. Either party hereto may terminate this Agreement by providing the other party with a minimum of thirty (30) days prior written notice in the event the other party commits a material breach of any provision of this Agreement. Said notice must specify the nature of said material breach. The breaching party shall have twenty (20) days from the date of the breaching party's receipt of the foregoing notice to cure said material breach. In the event the breaching party fails to cure the material breach within said twenty (20) day period, this Agreement shall automatically terminate upon expiration of the thirty (30) day notice period.

VI. CONFIDENTIALITY

1. Confidentiality. Consultant and Client shall hold in confidence all private, confidential, proprietary, or sensitive information provided by either party to the other as well as information relative to decisions or actions regarding future plans of each party.

2. Intellectual Property. Consultant acknowledges and agrees that any work-related information that Consultant is exposed to or develops during the course of this Agreement is and shall constitute confidential and proprietary information of Client, and is the exclusive property of Client. Information shall include all notes, analyses, compilations, studies and other documents, whether prepared by Consultant or others.

3. Return of Information. Upon request of Client, Consultant shall immediately return to Client any and all information acquired by Consultant during this Agreement. Upon the cessation of this Agreement, Consultant shall immediately return to Client all information acquired by Consultant during the course of the Agreement.

VII. MISCELLANEOUS

1. Notices. Any notices required under this Agreement, shall be made in writing and given to the other party by personal delivery or certified mail at the following addresses:

Jonchra Associates LLC

6 Bayside

Irvine, CA 92614

Molina Healthcare, Inc.

Mark L. Andrews

2277 Fair Oaks Blvd., #440

Sacramento, CA 95825

2. Indemnification. Client agrees to indemnify and hold harmless Consultant from and against any claims, lawsuits, losses and damages (including reasonable attorney's fees and costs of enforcing this indemnification provision) related to or arising from due diligence, fund raising and related activities, unless such claims, lawsuits, losses or damages are finally judicially determined to have be the result of Consultant's willful misconduct or gross negligence.

3. Arbitration. All claims and controversies arising out of or in connection with this Agreement shall be subject to binding arbitration by a single arbitrator in accordance with commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction hereof. The prevailing party in any arbitration proceeding hereunder as determined by the arbitrator shall be entitled to recover reasonable attorney's fees and costs. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. Any arbitration must be initiated within one year after the controversy or claim arose and was discovered or should have been discovered with reasonable diligence or such claim shall be deemed waived. The parties shall not be entitled to punitive damages.

4. Third Party Authority. Consultant shall disclose to third parties that Consultant has no contracting authority without prior Client approval.

5. Assignment. Neither party shall assign any rights or delegate any obligations hereunder without the express written consent of the other party. Any such attempted assignment or delegation shall be null and void.

6. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and contains the entire Agreement between the parties relating to said subject matter. This Agreement may not be amended or modified except by an instrument in writing executed by the parties hereto.

7. Severability. If any clause, sentence, provision, or other portion of this Agreement is or becomes illegal, null, void or unenforceable for any reason, or is held by any court of competent jurisdiction to be so, the remaining portions shall remain in force and effect.

8. Waiver. No assent or waiver, express or implied, of any breach of any one or more of the covenants, conditions or provisions hereof shall be deemed or taken to be a waiver of any other covenant, conditions or provision hereof, or a waiver of any subsequent breach of the same covenant, condition or provision hereof.

9. Governing Law. This Agreement shall, in all respects, be interpreted, construed, enforced and given effect according to the laws of the State of California.

10. Captions and Construction. The captions used as headings of the various Sections hereof are for convenience only, and the parties agree that such captions are not to be construed to the part of this Agreement or to be used in determining or construing the intent or context of this Agreement.

Consultant and Client respectively acknowledge that each has read, understands and freely agrees to all the terms and conditions of this Agreement.

MOLINA HEALTHCARE, INC.

Date: 05/20/02 By: /s/ Joseph M. Molina, M.D.

Name: Joseph M. Molina, M.D.

Title: Chief Executive Officer

JONCHRA ASSOCIATES LLC

Date: 05/20/02 By: /s/ Wayne Lowell

Name: Wayne Lowell

Title President

ATTACHMENT A

Jonchra Associates LLC (Consultant) shall provide, through its agent, Wayne Lowell, the following services:

Financial consulting, strategic and management assistance.

Client will compensate Consultant on the following fee basis:

$375 per hour plus 4% to cover all expenses, except direct travel expenses which shall be billed to Client.